SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     Name:
                Arden Registered Institutional Advisers, L.L.C.

  Address of Principal Business Office (No. & Street, City, State Zip Code):
                                350 Park Avenue
                                  29th Floor
                              New York, NY 10022

                    Telephone Number (including area code):
                                (212) 751-5252

               Name and address of agent for service of process:
                                Henry P. Davis
                       Arden Capital Management, L.L.C.
                                350 Park Avenue
                                  29th Floor
                              New York, NY 10022


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO[ ]

                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 14th day of February, 2003.


                              Signature

                              By:   Arden Registered Institutional Advisers,
                                      L.L.C.

                                     /s/Henry P. Davis
                              By    --------------------------
                                     Henry P. Davis
                                     Initial Manager

Attest:

/s/ Xiomara Paris
------------------------------
Xiomara Paris
Authorized Person

01320.0016 #373977